As filed with the Securities and Exchange Commission on May __, 2002

Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware (State of Incorporation)	33-0727323 (IRS Employer ID No.)

7270 Woodbine Avenue, Suite 200

Markham, Ontario, Canada L3R 4B9

(905) 947-9925

(Address and Telephone Number of Principal Executive Offices)

2002 Stock Option Plan

2002 Employee, Consultant and Advisor Stock Compensation Plan

(Full title of the plan)

Pierre Quilliam, Chief Executive Officer

American Electric Automobile Company, Inc.

7270 Woodbine Avenue, Suite 200

Markham, Ontario, Canada L3R 4B9

(905) 947-9925

(Name and address of agent for service)

COPIES TO:

Robert J. Mottern, Esq.

Weizenecker, Rose, Mottern and Fisher, P.C.

1800 Peachtree Street, Suite 620

Atlanta, Georgia 30309

Telephone: (404) 365-9799
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (1)	2,000,000	$0.20	$400,000	$36.80
Common Stock, par value $0.0001 per share (2)	4,000,000	$0.20	$800,000	$73.60

(1) Consists of an aggregate of 2,000,000 shares of Common Stock, par value $0.0001 per share, authorized under the American Electric Automobile Company, Inc. 2002 Stock Option Plan. Pursuant to Rule 457(h), the offering price is calculated solely for purposes of calculating the registration fee based on the closing bid price of the Common Stock as reported on the OTC Bulletin Board on May 8, 2002.

(2) Consists of an aggregate of 4,000,000 shares of Common Stock, par value $0.0001 per share, authorized under the American Electric Automobile Company, Inc. 2002 Employee, Consultant and Advisor Stock Compensation Plan. Pursuant to Rule 457(h), the offering price is calculated solely for purposes of calculating the registration fee based on the closing bid price of the Common Stock as reported on the OTC Bulletin Board on May 8, 2002.

(3) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

PART I

ITEM I. Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

  Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;
  Registrant's Current Report on Form 8-K dated February 15, 2002;
  Registrant's Current Report on Forms 8-K and 8-K/A dated April 22, 2002;
  All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2001.

From the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. Interests of Named Experts and Counsel.

Counsel for the Registrant, Weizenecker, Rose, Mottern and Fisher, P.C. has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plan, will have been validly issued, fully paid, and nonassessable. Members of the firm of Weizenecker, Rose, Mottern and Fisher, P.C. may receive shares of Common Stock registered under this Registration Statement.

ITEM 6. Indemnification of Directors and Officers.

Under the Delaware General Corporation Law, a Delaware corporation may indemnify officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Currently, neither the Registrant's Certificate of Incorporation nor its Bylaws contain any provision expressly authorizing the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. However, Article Seven of the Registrant's Certificate of Incorporation provides that no director shall be liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, provided that the director shall still be liable for breach of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, pursuant to Section 174 of the Delaware General Corporation Law, or for any transaction in which the director derived an improper personal benefit. In addition, in connection with each director's appointment as a director of the Registrant, the Registrant entered into Indemnity Agreements with the director, under which the Registrant agreed to indemnify the director "from and against any and all claims, demands, actions and suits, and from and against all liabilities, losses, costs, damages, charges, legal fees and expenses of any kind whatsoever which he may sustain, incur or become liable for, directly or indirectly, in respect of his position on the Board of Directors of [the Registrant]."

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, the Registrant's By-Laws or any indemnification agreements of the Registrant with its directors and officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibit.
Exhibit No.	Exhibit
5	Opinion re: Legality.
10.1	2002 Employee, Consultant and Advisor Stock Compensation Plan.
10.2	Form on Stock Payment Agreement.
10.3	American Electric Automobile Company, Inc. 2002 Stock Option Plan.
24.1	Consent of Moore Stephens, P.C. to the use of its opinion included in the Annual Report of the Registrant on Form 10-KSB for the fiscal year ended December 31, 2001.
24.2	Consent of Weinberg and Company, P.A. to the use of its opinion included in the Annual Report of the Registrant on Form 10-KSB for the fiscal year ended December 31, 2001.
24.3	Consent of Young WHA Ernst and Young International to the use of its opinion on the financial statements of Cyper Entertainment Co., Ltd. included in the Form 8-K/A dated April 22, 2002.
24.4	Consent of Weizenecker, Rose, Mottern and Fisher, P.C. to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5).

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Markham, Province of Ontario, on May 16, 2002.
AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC.
Date: May 16, 2002	/s/ Pierre Quilliam
By: Pierre Quilliam, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/Pierre Quilliam Pierre Quilliam	Chairman	May 16, 2002
/s/ Stephen Cohen Stephen Cohen	Director	May 16, 2002
/s/ Denise Quilliam Denise Quilliam	Director	May 16, 2002